Exhibit 10.41

UTSTARCOM, INC.

AMENDMENT TO PETER BLACKMORE OFFER LETTER

Peter Blackmore (“Employee”) and UTStarcom, Inc. (the “Company”, and together with Employee, the “Parties”) desire to amend an offer letter between the Parties dated May 18, 2007 and amended October 25, 2007 (the “Offer Letter”) to bring the Offer Letter into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance promulgated thereunder (together, “Section 409A”), for good and valuable consideration, as follows:

1.             Disability.  The following paragraph will be added below the paragraph entitled “Cash Payment Award”:

“Disability.  For purposes of this offer letter, “disability” will be defined as (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) you are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident or health plan covering employees of UTStarcom.”

2.             Entire Agreement.  This Amendment to Peter Blackmore Offer Letter (the “Amendment”) and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  This Amendment may be amended at any time only by mutual written agreement of the Parties.

3.             Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the 17th day of December 2008.

	UTSTARCOM, INC.	EMPLOYEE

	/s/ Mark Green	/s/ Peter Blackmore

By:	Mark Green

Title:	SVP, Worldwide Human Resources and Real Estate